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                                                                    EXHIBIT 99.1

TEGAL SIGNS DEFINITIVE AGREEMENT TO ACQUIRE SPUTTERED FILMS

NAMES NEW CHIEF FINANCIAL OFFICER

STRATEGIC ACTION TAKEN TO EXPAND CAPABILITIES IN PLASMA ENHANCED PHYSICAL VAPOR DEPOSITION TECHNOLOGY, ENHANCE DEPTH OF MANAGEMENT

PETALUMA, Calif.--(BUSINESS WIRE)--Aug. 13, 2002-- Tegal Corporation (Nasdaq:TGAL - News), a leading designer and manufacturer of plasma etch systems used in the production of integrated circuits for wireless, opto-telecom and other advanced technology applications, today announced the signing of a definitive agreement to acquire Sputtered Films, Inc., a privately held, leading manufacturer of high-performance sputtering equipment for thin film deposition. The acquisition, for 1.5 million shares of Tegal's common stock plus a performance-based future cash earnout, is expected to be completed during August 2002.

Tegal also announced the appointment of Thomas R. Mika, 51, as executive vice president and chief financial officer. Mika, who has served on Tegal's board of directors since 1992, has resigned from the board to assume his new position.

Sputtered Films, with headquarters in Santa Barbara, California, is a leader in the design and manufacture of sputtering equipment for semiconductor, photomask, advanced packaging (including flip chip) and compound semiconductor applications. The late Peter Clarke, the inventor of the world's first magnetron sputtering device, founded Sputtered Films more than 35 years ago.

The company recorded revenues of approximately $5 million over the past 12 months, and has approximately 18 employees, who will continue to be based in Santa Barbara. The acquisition will include Sputtered Films' patented Endeavor(TM) product lines, which are used to deposit some of the industry's most critical thin films. Carole Anne Clarke Demachkie, daughter of the founder, will be named a Tegal vice president and general manager of the subsidiary, reporting to Michael Parodi, president and chief executive officer of Tegal. Demachkie has been actively involved with Sputtered Films since 1995 and is currently part of its senior management team.

"With Sputtered Films, Tegal gains important, complementary product lines to better serve an expanded customer base," said Parodi. "The acquisition builds revenues and will have a positive impact on gross margins. Tegal's industry leading capabilities in new materials etch will be complemented by Sputtered Films' advanced deposition solutions. Additionally, we look to accelerate sales and service for the Endeavor product lines through our award-winning support team and international sales force. Both companies are highly regarded by their customers and, by working together as a unified team, we can build on our respective strengths while taking advantage of the economies offered by a business combination."

Demachkie added, "Our union with Tegal is clearly an important step for Sputtered Films. I am pleased that through Tegal we will continue Sputtered Films' legacy of technology leadership for our valued customers."

On completion of the acquisition, Tegal estimates its worldwide employee count will remain at approximately 140, its level prior to the acquisition. Independently, Tegal recently reduced its operating expenses by an amount roughly equal to that of the Sputtered Films operation.

Mika, Tegal's new chief financial officer, filling a post that has been occupied on an acting basis by the corporate controller, has more than 25 years of senior management, finance and consulting experience. During his career, he has been the managing director of International Management Technology Corporation (IMTEC), a private investment firm active in the management of several companies; former
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president of Soupmasters International, Inc.; managing director of Disc
International, Inc., a software firm; managing consultant with Cresap, McCormick & Paget; and policy analyst for the National Science Foundation. He holds a Master of Business Administration degree from the Harvard School of Business and is a graduate of the University of Illinois at Urbana-Champaign.

"We are delighted to have Tom Mika join Tegal as an officer of the company," Parodi said. "His appointment brings important management depth to our company as we work toward implementing our strategy to maximize new opportunities as the semiconductor industry continues to move toward recovery."

ABOUT TEGAL
Tegal Corporation, headquartered in Petaluma, California, is a leading designer and manufacturer of plasma etch systems used in the production of opto-telecom devices, integrated circuits (ICs), and other related microelectronics devices. Etching is a key process and must be repeated multiple times in the production of these devices. Tegal markets and services its systems in all major IC-producing regions of the world. More information is available on the Internet at www.tegal.com.

SAFE HARBOR STATEMENT
The statements in this news release, including the expected effects of the transaction on Tegal's operating results, and the statements made by Michael Parodi and Carole Anne Clarke Demachkie, are forward-looking statements that involve a number of risks and uncertainties. As discussed in Tegal's annual report on Form 10-K for the fiscal year ended March 31, 2002, assumptions relating to the foregoing involve judgments with respect to, among other things, the ability of Tegal to successfully complete the acquisition of Sputtered Films, Inc., to integrate Sputtered Films with Tegal's operations; the contributions of Sputtered Films to Tegal's business strategy; future economic, competitive and market conditions, including those in Europe and Asia and those related to Tegal's and Sputtered Films' strategic markets; whether the products offered by Tegal and Sputtered Films will continue to achieve customer acceptance, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Tegal. Although Tegal believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Tegal or any other person that Tegal's objectives or plans will be realized. Tegal undertakes no obligation to revise the forward-looking statements contained herein to reflect such events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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CONTACT:

     TEGAL CORPORATION
     MICHAEL PARODI, 707/763-5600
     INVESTORS@TEGAL.COM

         OR

     PONDELWILKINSON MS&L
     MICHAEL POLLOCK/CECILIA WILKINSON, 323/866-6060
     INVESTOR@PONDEL.COM